UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2008

PETRO RESOURCES CORPORATION
 (Exact Name of Registrant as Specified in Its Charter)

DELAWARE	333-132596	86-0879278
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

777 Post Oak Boulevard, Suite 910 Houston, Texas 77056
(Address of principal executive offices)

(832) 369-6986
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02 Departures of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

We have appointed James W. Denny, III to serve as our Executive Vice President and Chief Operating Officer effective as of March 1, 2008.  Mr. Denny previously served as President and Chief Executive Officer of Gulf Energy Management Company, a wholly owned subsidiary of Harken Energy Corporation, from January 2002 until October 2007.  From October 1999 until January 2002, he served as executive vice president of operations and chief operating officer for Harken Energy Corporation.

Mr. Denny is 60 years old and is a registered Professional Engineer in Louisiana and is a Certified Earth Scientist by the Society of Independent Petroleum Earth Scientists. He is a member of various industry associations, including the American Petroleum Institute, National Society of Professional Engineers, Society of Petroleum Engineers, and the Society of Petroleum Evaluation Engineers.

Pursuant to our agreement with Mr. Denny, Mr. Denny will receive the following compensation:

•	A base salary of $150,000 per year, plus a guaranteed bonus of $30,000 per year and an annual bonus of up to 100% of his base salary based on performance;

•
An initial grant of 40,000 shares of our common stock and subsequent grants of an additional 30,000 shares of common stock upon each of the first three anniversaries of his employment, provided Mr. Denny is employed as an officer of our corporation on the relevant anniversary date; and

•
The grant of 100,000 incentive stock options under our 2006 Stock Incentive Plan, at an exercise equal to the closing price of our common stock on March 3, 2008, of which 25,000 options shall vest and be immediately exercisable upon the date of grant and the remaining options to vest and become exercisable in installments of 25,000 options each on March 1, 2009, March 1, 2010 and March 1, 2011.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETRO RESOURCES CORPORATION

Date: March 3, 2008	/s/ Wayne P. Hall
Wayne P. Hall,
Chief Executive Officer